Exhibit 12.1

Forest City Realty Trust, Inc.
Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends
(dollars in thousands)

		Nine Months Ended	Year Ended	11 Months Ended	Fiscal Years Ended January 31,
		September 30, 2015	December 31, 2014	December 31, 2013	2013	2012	2011
Earnings (in thousands):
	Earnings (loss) from continuing operations before income
	taxes (excluding equity in earnings of unconsolidated
	entities and noncontrolling interest adjustment)	$(52,454)	$(138,136)	$(147,488)	$(79,747)	$(117,386)	$(202,938)

	Adjustments to earnings:
	Interest incurred, net of capitalized interest	149,335	239,943	297,057	276,491	263,974	321,170
	Amortization of loan procurement costs	5,756	8,518	8,375	10,966	10,765	10,252
	Previously capitalized interest amortized into earnings	14,108	16,981	12,852	12,234	11,883	16,469
	Cash distributions from unconsolidated entities	46,671	82,725	64,346	80,027	59,399	46,802
	Portion of rents representative of interest factor	2,753	3,671	2,772	5,136	4,725	8,017

Earnings, as adjusted		$166,169	$213,702	$237,914	$305,107	$233,360	$605,648

Fixed charges (in thousands):
	Interest expensed	$149,335	$239,943	$297,057	$276,491	$263,974	$321,170
	Interest capitalized	25,611	24,411	16,693	96,094	193,448	172,664
	Amortization of loan procurement costs	5,756	8,518	8,375	10,966	10,765	10,252
	Portion of rents representative of interest factor	2,753	3,671	2,772	5,136	4,725	8,017

Total fixed charges		$183,455	$276,543	$324,897	$388,687	$472,912	$512,103

	Preferred Dividend Requirements	—	—	302	21,334	25,156	19,287

Total Fixed Charges and Preferred Dividends		$183,455	$276,543	$325,199	$410,021	$498,068	$531,390

Ratio of earnings to fixed charges (1)(2)		(3)	(4)	(5)	(6)	(7)	1.18

Ratio of earnings to combined fixed charges and preferred dividends (1)(2)		(3)	(4)	(5)	(6)	(7)	1.14
(1)
Included in earnings from continuing operations are non-cash charges related to depreciation and amortization of $206.8 million, $230.5 million, $273.1 million, $212.3 million, $192.0 million and $209.9 million for the nine months ended September 30, 2015, the year ended December 31, 2014, the 11 months ended December 31, 2013 and the fiscal years ending January 31, 2013, 2012 and 2011, respectively. Depreciation and amortization reduce earnings from continuing operations, but does not impact our ability to cover our fixed charges.

(2)
Included in earnings from continuing operations are non-cash charges related to impairment of real estate of $425.5 million, $277.1 million, $421.4 million, $46.5 million, $115.9 million and $4.8 million for the nine months ended September 30, 2015, the year ended December 31, 2014, the 11 months ended December 31, 2013 and the fiscal years ending January 31, 2013, 2012 and 2011, respectively. Impairment of real estate reduces earnings from continuing operations, but does not impact our ability to cover our fixed charges.

(3)
For the nine months ended September 30, 2015 the ratios were deficient of achieving a 1:1 ratio by $17.3 million for the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends.

(4)
For the year ended December 31, 2014 the ratios were deficient of achieving a 1:1 ratio by $62.8 million for the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends.

(5)
For the 11 months ended December 31, 2013 the ratios were deficient of achieving a 1:1 ratio by $87.0 million and $87.3 million for the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends, respectively.

(6)
For the fiscal year ended January 31, 2013, the ratios were deficient of achieving a 1:1 ratio by $83.6 million and $104.9 million for the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends, respectively.

(7)
For the fiscal year ended January 31, 2012, the ratios were deficient of achieving a 1:1 ratio by $239.6 million and $264.7 million for the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends, respectively.